Exhibit 15.1

High Times Holding Corporation Names Veteran Media Executive
Kraig Fox President and Chief Executive Officer

LOS ANGELES – April 3, 2019 – Hightimes Holding Corporation, the owner of legendary print magazine High Times along with the associated Cannabis Cup Festivals, Dope Magazine, Culture Magazine and Green Rush Daily, today announced the appointment of veteran media and live entertainment executive Kraig Fox as President and Chief Executive Officer. Fox will oversee the company’s rapidly expanding portfolio of global media, events and licensed properties. Adam Levin, who has served as High Time’s CEO since its acquisition by Hightimes Holding Corp in 2017, will now serve as the company’s Executive Chairman.

The announcement of Mr. Fox comes as High Times is raising one of the largest Regulation A+ funding initiatives in cannabis history in preparation for the public listing of its shares, expected later in 2019. The High Times Regulation A+ offering and has already generated more than 20,000 investors.

“Kraig’s operating and finance experience with public companies in the live entertainment, music and branding sectors makes him the ideal executive to take the High Times brand, our growing portfolio of assets and our business operations to the next level,” said High Times Executive Chairman Adam Levin. “As our operations expand globally, Kraig will provide both the personnel leadership and operational strategy to bring positive returns to those financially invested in the High Times brand. I couldn’t be more excited to have Kraig join us.”

Fox has already had an esteemed career which includes being part of the founding team and senior executive officer group behind Live Nation, Core Media (American Idol, Elvis Presley, Muhammad Ali) and as Senior Managing Director of Entertainment and Media at Guggenheim Partners and, most recently, Eldridge Industries. Mr. Fox has extensive experience in the public markets arena and in mergers and acquisitions.

“I believe that High Times is the most valuable and recognizable global brand in the cannabis sector and I am thrilled to be leading this rapidly expanding organization,” Fox stated. “This is an exciting time for cannabis globally, and I’m thrilled to be at the helm of this portfolio of properties and brands as we continue to expand both organically and through acquisitions.”

“As the leading ‘non-plant’ touching business in the industry, High Times is providing investors with an amazing opportunity to participate in the macro growth of cannabis. We plan on keeping our public offering open for a brief period as we conclude discussions with institutions and other major investors. Both the investor and cannabis communities recognize that High Times is uniquely positioned to empower the industry with positive long-term financial returns.”

Fox joins High Times at a period of rapid expansion, as High Times also owns and operates The Cannabis Cup, the world’s largest cannabis-themed series of events. Over the past two years, High Times has conducted a series of successful acquisitions, including three high-profile print and online media brands: CULTURE, DOPE Magazine and Green Rush Daily. High Times has also created a music label, a Video-On-Demand platform and successfully completed several licensing deals, as well as the re-release of its debut music record with distribution from retail giant Urban Outfitters. High Times has entered into definitive agreements to acquire The Big Show, a leading US based cannabis conference and exposition and Spanabis, the largest cannabis conference in the world based in Barcelona, Spain.

“Our portfolio of complementary businesses excels at connecting cannabis consumers with a variety of brands,” Fox said. “This is a lucrative time for the global cannabis industry, the High Times brand and for all of our company stakeholders.”

About High Times

For more than 44 years High Times has been the world’s most well-known cannabis brand - championing the lifestyle and educating the masses on the benefits of this natural flower. From humble beginnings as a counterculture lifestyle publication, High Times has evolved into hosting industry-leading events like the Cannabis Cup and the High Times Business Summits, while providing digital TV and social networks, globally distributed merchandise, international licensing deals, and millions of fans and supporters across the globe. In the world of Cannabis, High Times is the arbiter of quality.

Forward Looking Statements

This press release may contain information about Hightimes Holding Corp.’s view of its future expectations, plans and prospects that constitute forward-looking statements. Actual results may differ materially from historical results or those indicated by these forward-looking statements as a result of a variety of factors including, but not limited to, risks and uncertainties associated with its ability to maintain and grow its business, variability of operating results, its development and introduction of new products and services, marketing and other business development initiatives, among other things. For further information about Hightimes, Hightimes encourages you to review its filings with the Securities and Exchange Commission, including its Form 1-A Offering Circular dated July 26, 2018 and all subsequent filings, including its Current Reports on Form 1-U.

For more information, or to consume some of our content, visit us at HighTimes.com, @HIGH TIMES Mag on Twitter, @hightimesmagazine on Instagram, or on Facebook at: https://www.facebook.com/HIGHTIMESMag/